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                                                                   Exhibit 10.27

                       CADMUS COMMUNICATIONS CORPORATION
              1997 Non-Employee Director Stock Compensation Plan
                     (Amended Effective February 17, 2000)

                            Plan Summary Supplement

                           ________________________

                      This document constitutes part of a
                      prospectus covering securities that
                        have been registered under the
                            Securities Act of 1933
                           ________________________


     This document contains information that supplements the Plan Summary, dated February 18, 1998, related to the Company's 1997 Non-Employee Director Stock Compensation Plan (the "1997 Plan"). The Board of Directors of the Company approved certain amendments to the 1997 Plan as described below on February 17, 2000. This Supplement should be read in conjunction with the Plan Summary.

     General. The 1997 Plan provided that Options were not transferable by a Participant except by will or by the laws of descent and distribution.

     Amendment of 1997 Plan to Permit Transfers to Family Members. Effective February 17, 2000, the Board of Directors approved an amendment to the 1997 Plan to permit limited transferability of Options to family members. The following is a summary of the amendment to the 1997 Plan.

     All or part of an Option may be transferred without consideration by gift to a family member of the Participant.

     For purposes hereof, "family member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee) or a trust in which these persons have more than fifty percent of the beneficial interest. However, no transfer of the Option in whole or in part by gift to a family member shall be effective until the Company receives written notice of such transfer in a form acceptable to it.

     During the Participant's lifetime, the Option may be exercised only by the Participant or, where the Option has been transferred to a family member (as defined above), the family member.

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     A Participant or his or her permitted transferee will not have any rights as a stockholder with respect to shares subject to an Option until the Option is exercised.

     Federal Income Tax Consequences for Gifted Options. The gift by a Participant of an Option to a family member should not result in recognition of income to the Participant for federal income tax purposes at the time of the gift. However, the exercise by a family member of an Option received as a gift will result in recognition of ordinary income by the Participant (and not by the family member) in the same amount as if the Participant had not transferred the Option but had exercised it when the family member exercised it. If the Participant dies before the exercise by the family member, the Participant's estate will be considered to recognize the ordinary income attributable to the Option exercise and will be liable for the income tax attributable to any exercise of the Option.

     Following exercise, the family member will have a tax basis in the acquired Common Stock equal to the sum of the exercise price and the amount of ordinary income recognized on the Option exercise (i.e., the same basis as the basis the Participant would have if he had not transferred the Option but had exercised it when the family member exercised it).

     Federal Gift Tax Consequences for Gifted Options. The gift by a Participant of an Option to a family member will be considered a gift for federal gift tax purposes in an amount equal to the value of the Option the date the gift is considered made for federal gift tax purposes. A gift is considered made for federal gift tax purposes when the donor has completely parted with all "dominion and control" over the Option (or the portion transferred). In the case of the gift of an Option, that date is the date the gift is completed if the Option is fully exercisable on that date. If the Option is not exercisable on the date of the transfer of the Option, it is not clear that a gift for
federal gift tax purposes is considered completed then.   The Internal Revenue
Service may take the view that the gift for federal gift tax purposes is not considered made until the first date the Option is fully exercisable.

     A gift of Options may qualify as a gift of a present interest for purposes of entitling the donor to come within the $10,000 annual gift tax exclusion. Qualification for the $10,000 annual gift tax exclusion may require that the Option be fully exercisable and contain no restrictions on the transferee's right to current enjoyment of the Option.

     Because the income, gift and (although not discussed here) estate tax consequences of gifting Options to family members is complex and because there is no definitive guidance from the Internal Revenue Service with respect to certain consequences, each Participant is urged to consult with his or her tax advisor before making such a gift.

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